EXHIBIT 10.12

*  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

COLLABORATIVE DEVELOPMENT AGREEMENT

No. 013135-1MTUB-00

This COLLABORATIVE DEVELOPMENT AGREEMENT (the “Agreement”), effective as of January 24, 2014 (the “Effective Date”), is made by and between Audentes Therapeutics, Inc., a Delaware corporation, having a place of business at 101 Montgomery Street, Suite 2650, San Francisco, CA 94104, USA (“Audentes”) and Genethon, a French not-for-profit organization organised under the French law of July 1, 1901, having a principal place of business at 1bis rue de l’Internationale, 91002 EVRY Cedex, France (“Genethon”).

BACKGROUND

A. Audentes is a biotechnology company focused on the research, development and commercialization of treatments for rare diseases.

B. Genethon is a French not-for-profit organization focused on the research, development and commercialization of treatments for rare diseases, and has notably developed an expertise in (i) the preclinical and clinical development of gene therapy products, especially gene therapy vectors based on AAV vectors, (ii) the development of bioprocesses, (iii) the manufacture and supply of gene therapy products for preclinical studies and clinical trials, and (iv) regulatory affairs related to such activities.

C. Audentes and Genethon share a mutual interest in researching, developing, and commercializing pharmaceutical products for the treatment of XLMTM and desire to enter a collaboration wherein Genethon will perform certain pre-clinical and clinical manufacturing and development activities, on the terms set forth below.

NOW THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

1. DEFINITIONS

As used herein, the following terms will have the meanings set forth below:

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1.1 “Affiliate” shall mean any corporation or other entity, which is directly or indirectly controlling, controlled by or under common control of a Party hereto for so long as such control exists, where “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity having the power to vote on or direct the affairs of the entity, or if not meeting the preceding, the maximum voting right that may be held by the particular Party under the laws of the country where such entity exists.

1.2 “Background Intellectual Property” shall mean, collectively, any and all Background Know-How and Background Patent Rights.

1.3 “Background Know-How” shall mean any and all Know-How Controlled by a Party on the Effective Date that is used by the Party to conduct the Research Program and/or provided to the other Party for such purpose.

1.4 “Background Patent Rights” shall mean any and all Patent Rights Controlled by a Party on the Effective Date that relate to the Product or to the materials or methods used to conduct the Research Program. The Genethon Background Patent Rights include notably the Patent Rights listed in Exhibit D.

1.5 “Confidential Information” shall have the meaning set forth in Section 9.1.

1.6 “Control” or “Controlled” shall mean ownership or possession of the ability to grant the licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangements with any Third Party.

1.7 “Development Plan” shall mean the reasonably detailed description of the specific activities to he conducted by the Parties with respect to the research, development and manufacturing of Product (including the Genethon Research Program Activities), and corresponding timeline estimates and budget of Genethon’s costs, as further described in Section 2.2 and as such may from time to time be updated, completed or otherwise modified in accordance with Section 3.6.

1.8 “Genethon Additional Internal IP” shall have the meaning set forth in Section 4.3.

1.9 “Genethon Additional In-Licensed IP” and “Genethon Additional IP” shall have the meanings set forth in Section 4.4.

1.10 “Genethon Research Program Activities” are the activities to be conducted by Genethon as part of the. Research Program, as generally described in Exhibit A hereto (as such may be modified from time to time by amendment to this Agreement) and as set forth in more detail in the Development Plan.

1.11 “JDC” or “Joint Development Committee” shall have the meaning set forth in Section 3.1.

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1.12 “Know-How” means any and all ideas, inventions (whether or not patentable), data, instructions, processes, formulas, expert opinions and information, including without limitation biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, and biological and chemical materials, including without limitation viruses and plasmids.

1.13 “Patent Rights” means any and all (i) patent applications, (ii) divisions, continuations, and continuations-in-part, including U.S. and foreign thereof, (iii) patents that issue as a result of any of the foregoing, and (iv) reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patents in (iii) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing.

1.14 “Party” or “Parties” shall mean, respectively, Genethon or Audentes individually, or Genethon and Audentes collectively.

1.15 “Product” shall mean any pharmaceutical product for the treatment of X-linked myotubular myopathy (XLMTM) which is based on MTM1 gene replacement.

1.16 “Program Intellectual Property” shall mean, collectively, Program Know-How and Program Patent Rights.

1.17 “Program Know-How” shall mean any and all Know-How developed solely or jointly by or on behalf of Genethon and/or Audentes in the course of performing the Research Program.

1.18 “Program Patent Rights” shall mean all Patent Rights covering inventions conceived, reduced to practice or otherwise made solely or jointly by or on behalf of Genethon and/or Audentes in the course of performing the Research Program.

1.19 “Research Program” shall mean the research, development and manufacturing program to be undertaken by the Parties under the Development Plan.

1.20 “Term” is defined in Section 14.1.

1.21 “Third Party” shall mean any person or entity other than Genethon and Audentes, and their respective Affiliates.

2. RESEARCH COLLABORATION

2.1 Conduct of the Research Program.

(a) Subject to the terms and conditions set forth herein, the Parties agree to conduct research in accordance with the Research Program, which shall be funded as set forth in Section 5.2. Genethon and Audentes shall collaborate and conduct the Research Program in accordance with the Development Plan within the time schedules contemplated therein and shall keep each other informed as to the progress and results of the Research Program hereunder.

(b) Given the experimental nature of the activities to be conducted under the Research Program, it is expected that the Parties shall conduct the activities for which they are responsible in conformance with that level of care and skill ordinarily exercised by other

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professionals in similar circumstances and in compliance with applicable laws and regulations but it is acknowledged that neither Party represents and warrants that the activities for which they are responsible will be successful. The Parties shall use commercially reasonable efforts to achieve the objectives set out in the timelines attached to the Development Plan, but neither Party represents or warrants that it will successfully achieve these objectives. Each Party shall notify the other promptly in the event it becomes aware of any fact or circumstance which is likely to delay the performance of the Development Plan activities.

2.2 Development Plan. The initial Development Plan for the Genethon Research Program Activities, including a reasonably detailed description of the activities to be conducted during at least the first [*] of the Research Program and the corresponding timelines and budget for Genethon’s costs, shall be agreed upon in good faith by the Parties within [*] of the Effective Date. The Development Plan shall thereafter be updated and completed on at least a yearly basis to include a reasonably detailed description, and the corresponding timelines and budget for Genethon’s costs, of additional Development Program activities the JDC agrees to include in the Development Plan, subject to Section 3.6. Either Party may prepare any such updates and submit them to the JDC for approval in accordance with Section 3.6. The Parties acknowledge and agree that including additional Genethon activities in the Development Plan may require agreeing on additional legal or regulatory terms and conditions applicable thereto, as required by applicable laws or otherwise reasonably necessary. For example, any addition of GMP manufacturing activities to the Development Plan will require the Parties to enter into a Quality Agreement relating thereto.

2.3 Records; Inspection.

(a) Records. Genethon shall maintain records of the Genethon Research Program Activities in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Genethon Research Program Activities (including all data in the form required under any applicable governmental regulations and as directed by the JDC). Genethon shall maintain such records for a period of [*] following termination or expiration of the Agreement, and shall provide Audentes access to such records, at Genethon’s place of business upon reasonable advance notice of Audentes.

(b) Reports and Information Exchange. Each of Genethon and Audentes shall use commercially reasonable efforts to report to the other Party through the JDC all material information relating to the Research Program, including any material item of Program Know-How, promptly after it is learned or its materiality is appreciated. Each Party shall also keep the other Party, through the JDC, informed as to its progress under the Development Plan.

2.4 Genethon Manufacture of Product and Technology Transfer.

(a) Genethon shall, subject to Genethon’s capability to supply required quantities of Product in a timely manner in accordance with the timelines set forth in the applicable Development Plan, have the exclusive right to manufacture and supply, and shall manufacture and supply in accordance with the Development Plan and the terms and conditions of this Agreement, the Product required by Audentes and/or its Affiliates or sublicensees for preclinical and clinical purposes pursuant to this Agreement.

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(b) The manufacture and supply by Genethon of batches of Product for commercial purposes shall be the subject of further discussions in good faith between the Parties and shall in any case depend on Genethon demonstrating its capability to conduct such manufacturing, it being understood that in no event shall either Party be liable to the other in case of failure to agree on the terms of such manufacturing. In the event the Parties are unable to agree on such terms, at Audentes’s request, Genethon shall promptly perform the activities set forth in Section 2.4(d).

(c) At any time during the Term, should Genethon be unable to manufacture Product required by Audentes for the performance of clinical development in a timely manner consistent with the agreed timelines, the JDC shall meet promptly to discuss the situation and possible actions to remedy the situation, including if appropriate the related work plan timelines and budget. Should the JDC be unable to agree on remedial actions for a period of [*] after their first meeting, the matter will be submitted to, the Parties’ respective CEOs for resolution. Should the CEOs be unable to agree on remedial actions to implement for a period of [*] after the matter has been submitted to them, then, if the transfer of such manufacturing to Audentes or a Third Party subcontractor or CMG would [*] as compared with [*] or would [*], Genethon will [*] in accordance with Section 2.4(d) below, subject to the principles set out in Sections 2.4(e) and 5.3 below.

(d) In any case of technology transfer under Sections 2.4(b) and/or 2.4(c), Genethon shall provide to Audentes or its designee, such assistance and materials, including but, not limited to drawings, procedures and other documents and materials (including any relevant item of Background Know-How and/or Program Know-How) as Audentes may request, to enable Audentes or its designee (including a manufacturer) to manufacture the Products and, if requested by Audentes, Genethon shall reasonably assist Audentes in locating other Third Parties to continue the manufacture of the Products.

(e) In any case of technology transfer under Sections 2.4(b) and/or 2.4(c), Audentes shall provide to Genethon in advance the identity and address of any proposed Third Party manufacturer. The transfer shall also be subject to the Third Party manufacturer entering into a customary agreement to protect the confidentiality of Background Intellectual Property and Program Intellectual Property provided by Genethon and undertaking to use such Intellectual Property only for the purpose of manufacturing Product for the benefit of Audentes, its Affiliates and/or licensees or sublicensees. Genethon may object to the proposed Third Party manufacturer but only on the basis of reasonable concerns (based on documentation reasonably acceptable to Audentes) as to the security of any confidential Know-How of Genethon to be provided to the Third Party manufacturer as part of such technology transfer.

3. GOVERNANCE

3.1 Joint Development Committee. Within ninety (90) days following the Effective Date, Audentes and Genethon will establish a Joint Development Committee (the “JDC”). The responsibilities of the JDC shall include, among other things: (i) ensuring open and frequent exchange between the Parties regarding Research Program activities and (ii) overseeing and reviewing the status and findings of the Research Program activities.

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3.2 Membership. The JDC shall include [*] representatives of each of Audentes and Genethon, each Party’s members selected by that Party. The JDC shall initially include [*]. Genethon and Audentes may each replace its JDC representatives at any time, upon written notice to the other Party. From time to time, the JDC may establish subcommittees, to oversee particular projects or activities, and such subcommittees will be constituted as the JDC agrees.

3.3 Meetings. During the Research Program, the JDC shall meet at least quarterly, or as agreed by the Parties, at such locations as the Parties agree, and will otherwise communicate regularly by telephone, electronic mail, facsimile and/or video conference. With the consent of the Parties, other representatives of Genethon or Audentes may attend JDC meetings as nonvoting observers, including relevant outside experts subject to their first entering into a confidentiality agreement. To the extent Audentes requires the JDC to meet at a location other than Paris, [*] shall be responsible for the [*] associated with attendance of such meetings.

3.4 Minutes. The JDC shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. The Secretary of the JDC (as appointed by the members of the JDC) shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the JDC within [*] after each meeting and shall be approved, if appropriate, at the next meeting. All records of the JDC,’ shall at all times be available to both Genethon and Audentes.

3.5 Decision Making. All decisions of the JDC shall be made by consensus. In the event that the votes required to approve a decision cannot be reached within the JDC, then such matter shall first be referred to Audentes’s CEO and Genethon’s CEO, who shall attempt in good faith to resolve such disagreement within [*] of such matter being referred to them. If such matter is not resolved within such [*] period, then Audentes may exercise its deciding vote with respect to such matter, subject to Section 3.6. In any case, the JDC may not modify the Parties’ rights and obligations set out in the body of this Agreement or make any decision that is identified in this Agreement as requiring an amendment to the Agreement.

3.6 Modifications of the Development Plan. The JDC may from time to time as required modify the Development Plan. In the event the JDC is unable to agree on a modification of the Development Plan, subject to the escalation process set forth in Section 3.5, Audentes may exercise the casting vote; provided, however, that Audentes may not do so with respect to modifications involving (a) modifying the nature of the activities to be conducted by Genethon as set forth in Exhibit A, or (b) adding additional Genethon activities that Genethon does not typically conduct or that Genethon does not reasonably have the available capacity to perform (taking into account committed current obligations and anticipated future obligations for both internal and Third Party programs) or that would, in Genethon’s reasonable opinion, give rise to material safety or regulatory issues. Any modification of the Development Plan decided by the JDC must be formally recorded in the JDC minutes.

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4. LICENSES

4.1 Background Intellectual Property.

(a) Genethon hereby grants to Audentes a royalty-free, fully paid-up, worldwide, sublicenseable (through multiple tiers), exclusive (including as to Genethon) license under its Background Intellectual Property, for the sole purpose of making, using, importing, selling, offering for sale and otherwise discovering, researching, developing or commercializing Products. Notwithstanding the above, the license granted in this Section 4.1(a) shall be subject to the following:

(i) With respect to [*], the licenses granted to Audentes under this Section 4.1(a) shall be limited to Genethon’s co-ownership share and subject to the rights of the co-owners identified in Exhibit D-1. The Parties agree that (a) Genethon shall [*], and (b) any co-ownership agreement Genethon may enter into with such co-owners shall [*] and (c) subject to the foregoing sub-clause (h), Audentes shall [*].

(ii) With respect to [*], the licenses granted to Audentes under this Section 4.1(a) shall be subject to the rights of the co-owner identified in Exhibit D-2, provided that Genethon shall use [*] efforts to [*].

(iii) With respect to [*], Genethon hereby grants to Audentes an option to obtain a sublicense under the terms set forth in Exhibit E under that certain Patent License Agreement entered into by Genethon with the United States Department of Health and Human Services (the “HHS”) on June 22, 2012 (such agreement, a copy of which has been provided to Audentes subject to confidentiality obligations, the “HHS Patent License Agreement”) for the sole purpose of making, using, importing, selling, offering for sale and otherwise discovering, researching, developing or commercializing Products following a technology transfer under Section 2.4(b) or 2.4(c); it being understood that such option to obtain a sublicense is subject to HHS’s reasonable prior written approval in, accordance with Section 4.1 of the HHS Patent License Agreement. Audentes may exercise such option at any time following the Effective Date upon delivery of written notice to Genethon, subject to the following conditions: (a) Audentes shall make a sublicense payment to Genethon of [*]; and (b) Audentes hereby agrees that, following the exercise of such option, Audentes shall pay directly to HHS (unless HHS does not accept the direct payment thereof, in which case Audentes shall make such payments to Genethon) all earned and benchmark royalty payments due to HHS pursuant to Appendix C —HI and IV of the HHS Patent License Agreement in consideration for such sublicense in connection with Audentes’s or its sublicensees’ manufacture, development and commercialization of Product.

(iv) Genethon agrees, not to, without Audentes’s prior written consent, terminate any agreement (including any co-ownership agreement) under which Genethon has in-licensed Genethon Background Intellectual Property rights granted to Audentes under this Section 4.1(a), or amend any such agreement such that it would adversely affect such rights or impose any payment or other obligations on Audentes or its sublicensees (or in the case of the HHS Patent License Agreement, that would increase or accelerate the payment obligations provided for in such agreement as of the Effective Date).

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(b) Audentes hereby grants to Genethon a non-exclusive, royalty-free, fully-paid up, non-sublicenseable license under its Background Intellectual Property to the extent necessary or useful to conduct the Genethon Research Program Activities under the Agreement, including without limitation the manufacturing activities contemplated as part of the Research Program.

4.2 Program Intellectual Property. Genethon hereby grants to Audentes an exclusive (including as to Genethon), royalty-free, fully paid-up, worldwide, sublicenseable license under Genethon’s interest in any Program Intellectual Property for the purpose of making, using, importing, selling, offering for sale and otherwise discovering, researching, developing or commercializing Products.

4.3 Genethon Additional Internal Intellectual Property.

(a) Genethon shall propose to Audentes additional Patent Rights or material Know-How that may be necessary or useful to conduct the activities to be conducted by Genethon pursuant to the Research Program, including without limitation the manufacture of Product, that are developed by or on behalf of Genethon independently from the Research Program (i.e. excluding in-licensed Patent Rights or Know-How) and in respect of which Genethon has the right to grant the licenses as provided herein without violating the terms of any agreement or other arrangements with any Third Party (any of such being “Genethon Additional Internal IP”). In such a case, Genethon shall describe such Patent Rights and/or Know-How to Audentes and discuss with Audentes in the context of the JDC whether to include one or more elements of such Genethon Additional Internal IP in the performance of the Research Program and the licenses to be granted to Audentes pursuant to this Agreement, it being understood that no royalties or other consideration shall be payable to Genethon for the exploitation of such Genethon Additional Internal IP in connection with the activities contemplated under this Agreement where Genethon is manufacturing Products (whether clinical or commercial) hereunder.

(b) Notwithstanding the above, Genethon hereby grants to Audentes a royalty-free, fully paid-up, worldwide, sublicenseable (through multiple tiers, but in any case only if sublicensed along with the Product), non-exclusive license to access and use for regulatory purposes in connection with the development and commercialization of Products the data generated pursuant to a [*] that it is expected will be conducted pursuant to that certain Collaborative Research Agreement [*] among Genethon, the [*], which have been agreed by the parties but not signed on the Effective Date, and which follows a first [*] signed by the same parties on [*].

4.4 Genethon Additional In-Licensed Intellectual Property.

(a) Genethon shall propose to Audentes additional Patent Rights or Know-How in-licensed by Genethon from Third Parties during the term of the Agreement that may be useful to conduct the Genethon Research Program Activities, including without limitation the manufacture of Product (any of such, together with any rights to Third Party Patent Rights or Know-How in-licensed by Genethon pursuant to Section 4.4(b) below, being “Genethon Additional In-Licensed IP” and together with the Genethon Additional Internal IP,

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“Genethon Additional IP”). In such a case, Genethon shall describe such Patent Rights and/or Know-How to Audentes and discuss with Audentes in the context of the JDC whether to include one or more elements of such Genethon Additional In-Licensed IP in the performance of the Research Program and the licenses to be granted to Audentes pursuant to this Agreement. Notwithstanding the above, it is agreed that Genethon shall not in-license any Third Party Know-How and/or Patent Rights that may be necessary or useful to conduct the Genethon Research Program Activities, including without limitation the manufacture of Product, and that are specific to Product (i.e. cannot reasonably be used by Genethon in the context of other current or planned programs at the time of the negotiation of the applicable in-license) and that are not in-licensed as of the Effective Date, without the prior written consent of Audentes; the Parties agree that in any such case Audentes shall be the lead Party with respect to the negotiation of the terms of the license with the applicable Third Party.

(b) Genethon shall inform Audentes of any additional Third Party Patent Rights or Know-How of which it becomes aware (including those of which Genethon has informed Audentes prior to the Effective Date) that may be necessary to conduct the Genethon Research Program Activities under the terms of the Agreement. In such a case, Genethon shall describe such Patent Rights and/or Know-How to Audentes. Genethon shall have the lead for negotiating any such Third Party licenses with respect to Patent Rights or Know-How that are not specific to Product (i.e. that can be used by Genethon in the context of other programs), provided that Genethon shall (i) keep Audentes reasonably informed about the status of such negotiations and (ii) reasonably consider any comments provided by Audentes on the terms and conditions of the applicable license. If Audentes is not in agreement with the terms and conditions negotiated by Genethon, Genethon shall, upon Audentes’ s written notification of its disagreement, exclude Product from the scope of the license negotiated by Genethon and Audentes shall negotiate with the Third Party independently for required license rights in respect of Product Audentes shall have the lead for negotiating any such Third Party licenses with respect to Patent Rights or Know-How that are specific to Product (i.e. that cannot reasonably be used by Genethon in the context of other current or planned programs at the time of the negotiation of the applicable in-license).

(c) In all cases where Genethon Additional In-Licensed IP may be included pursuant to either paragraphs (a) or (b) above, Audentes shall be responsible for either, as the case may be, reimbursing to Genethon or paying directly to the Third Party licensor all amounts due to the Third Party licensor for the applicable Genethon Additional In-Licensed IP, without any mark-up, and subject to a reasonable pro rata allocation if such Genethon Additional In-Licensed Know-How and/or Patent Rights are in-licensed by Genethon for multiple products or programs.

(d) Genethon shall not knowingly, without Audentes’ prior written consent, include any Know-How or Patent Rights in the performance of the Genethon Research Program Activities in respect of which a license is required from a Third Party for the purposes of conducting the Research Program and/or making, using, importing, selling, offering for sale and otherwise discovering, researching, developing or commercializing Products.

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4.5 Right of First Negotiation. Genethon shall from time to time in the context of the JDC inform Audentes of any internal research programs (i.e. excluding programs conducted in collaboration with and/or funded by Third Parties) conducted by Genethon to research, develop, manufacture or commercialize product(s) for the treatment of XLMTM other than Products. Before commencing discussions with respect to any such program with a Third Party, or before transitioning early research to a proof-of-concept study in animal models of the disease (“POC Study”), Genethon shall provide written notice thereof to Audentes. Audentes will have [*] following receipt of such notice to inform Genethon as to whether Audentes is interested in collaborating with Genethon with respect to such product(s). If Audentes elects to provide such notice, Audentes and Genethon shall negotiate in good faith the terms of such collaboration for not less than [*] from the date of Genethon’s receipt of Audentes’s notice (the “Term Sheet Negotiation Period”). If (a) Audentes does not provide its notice within such [*] period, or (b) the Parties fail to agree a final reasonably detailed non-binding term sheet within the Term Sheet Negotiation Period, or (c) having agreed such a term sheet prior to the end of the Term Sheet Negotiation Period, the Parties fail to enter into a definitive agreement within [*] following the end of the Term Sheet Negotiation Period, Genethon will be free to collaborate with Third Parties on such a program or to transition to the POC Study on its own, in each case without any further obligations to Audentes.

4.6 No Implied Licenses. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license or rights shall be created by implication, estoppel or otherwise.

5. FINANCIAL TERMS

5.1 Equity. Immediately upon the effectiveness of this Agreement, Audentes shall issue to Genethon shares of Audentes Common Stock (the “Common Shares”), which Common Shares (i) represent [*]% of the Company’s issued and outstanding common stock on a fully-diluted basis (including the [*]% issued to Genethon) after completion of Audentes’s Series A financing, and (ii) shall be issued pursuant to the terms of the Common Stock Purchase Agreement (SPA), attached hereto as Exhibit C.

5.2 Research Program Funding. Audentes shall fund Genethon’s activities in performance of the Research Program based on the agreed-upon budget included in the Development Plan, it being understood that Genethon’s activities shall be performed [*].

(a) internal research and development activities will be invoiced on an FTE basis for Genethon personnel at an agreed average full-time equivalent annual rate of [*] for scientists and [*] for technicians (value added taxes excluded), with such FTE rates to be adjusted, on an annual basis beginning January 1, 2014 based on the Indices du cout horaire du travail revise—Tous salariés (ICHTrev-TS)—Indices mensuels—S’alaires et charges—Activités spécialisées, scientifiques et techniques index available on the INSEE (French national statistic agency) website: http ://www. indices.insee.fr/),

(b) manufacturing (preclinical and clinical) and process development activities will be invoiced [*] determined in accordance with a cost accounting method consistent with industry practice and French GAAP, and external costs incurred by Genethon for the purposes of the Research Program shall be invoiced at cost without any mark-up.

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5.3 Terms Applicable to Transfer of Genethon Intellectual Property. Without prejudice to the foregoing Sections 5.1 and 5.2, in the event Genethon shall pursuant to Section 2.4 not be responsible for manufacturing commercial Product (following written notice thereof provided by Audentes) or otherwise transfers manufacturing of Product to a Third Party, the Parties agree to negotiate in good faith, and under terms consistent with market practice, the compensation to be paid to Genethon in consideration for the technology transfer activities to be conducted to transfer the manufacturing process to Audentes or its designee for that purpose, such compensation to be based on the principles set out above in this Article 5. The Parties also acknowledge that such transfer of manufacturing to Audentes or its designee shall be subject to the payment by Audentes of certain amounts due to Third Party licensors: (a) to the extent applicable in accordance with Section 4.1(a), Audentes shall pay costs for which Audentes is responsible under the applicable sublicense from Genethon to the Genethon Background Intellectual Property in-licensed from Third Parties, and (b) to the extent applicable in accordance with Section 4.3, Audentes shall pay the amounts due under the applicable license to the Genethon Additional Internal IP, and (c) to the extent applicable in accordance with Section 4.4, Audentes shall pay the amounts due under the applicable sublicense to the Genethon Additional In-Licensed IP.

6. PAYMENTS; RECORDS

6.1 Payment Method. All payments due under this Agreement shall be made by bank wire transfer [*] following the receipt of an invoice to a bank account designated by Genethon.

6.2 Taxes. Payments sent to Genethon shall be net of any taxes required to be withheld by Audentes from payment made to Genethon and exclusive of any applicable sales, use or value-added taxes. Audentes shall bear all such taxes, and especially US sales, use or withholding taxes, related to the payment made to Genethon in accordance with this Agreement. In event that any taxes are required to be withheld from a payment made to Genethon, Audentes will: increase the amounts payable to Genethon so that it receives the same net payment it would have received absent such taxes, timely pay the taxes to the proper taxing authority, and notify Genethon and promptly furnish Genethon with copies of any documentation evidencing such withholding. Genethon will provide Audentes with all documentation and assistance reasonably requested by Audentes in connection with the collection of any taxes covered by this Section 6.2, including but not limited to providing Audentes with any applicable certificates or forms necessary to obtain a reduction in such taxes.

6.3 Books and Records; Accounting and Audits. Genethon shall maintain complete and accurate books and records with respect to all costs or expenses to be reimbursed by Audentes under this Agreement during the term of the Agreement, which books and records shall be sufficient in detail to verify all reimbursed amounts hereunder and shall be maintained for a period of [*] following the year to which they pertain. Audentes shall have the right, at its own expense and not more than once in any calendar year during, the Term of this Agreement, to have an independent, certified public accountant under an obligation of confidence, audit the books and records of Genethon at the location(s) where such books and records are maintained upon reasonable notice (which shall be no less than [*] prior written notice) and during regular business hours, and for the sole purpose of verifying the basis and accuracy of the payments

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required and made under this Agreement and amounts to be reimbursed, as applicable. The report and communication of such accountant with respect to such an audit shall be limited to a certificate stating whether any, as applicable, report made or reimbursement or other payment submitted during such period is accurate or inaccurate and, if a discrepancy is identified, shall also indicate the amount and if applicable, with respect to any report, the nature, of any discrepancy, and the correct information (with respect to the applicable period). Such accountant shall provide Audentes with a copy of each such report simultaneously. In the event that the audit reveals an overpayment by Audentes, Genethon shall promptly reimburse such difference to Audentes. In addition, if such overpayment is greater than [*] of the amount due for such audited period, then Genethon shall promptly pay or reimburse the reasonable cost charged by such accountant for such audit.

7. PRIX JUSTE

Audentes shall use reasonable efforts so as to make available the Product in Europe at a price (“Prix Juste”) such that it does not constitute a material obstacle to the ability of patients to have access to the Product, taking into account the global pricing strategy of Audentes, any existing and applicable regulatory and reimbursement systems and any other applicable legal and regulatory regimes on a relevant national, international, or regional level at the date of such price decisions.

8. INTELLECTUAL PROPERTY

8.1 Ownership; Disclosure.

(a) Background Intellectual Property. Each Party will retain all right, title and interest to its respective Background Intellectual Property. As between the Parties, Genethon shall retain all right, title and interest to the Genethon Additional IP.

(b) Program Intellectual Property. Any and all Program Intellectual Property shall be owned jointly by the Parties, and, subject to the license granted to Audentes under Section 4.2, each Party shall be free to exploit any such Program Intellectual Property. Subject to the license granted to Audentes under Section 4.2, neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license out or exploit patented jointly-owned subject matter, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting, and further agrees to execute any documents and instruments as may be required under such laws in order to permit the other Party to exploit its rights in any Program Intellectual Property in accordance with this Section 8.1(b).

(c) Disclosure of Inventions. Each Party shall promptly disclose to the other any inventions made by or on behalf of such Party in performance of the Research Program.

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8.2 Patent Prosecution.

8.2.1 Program Patent Rights. Unless the Parties otherwise agree, Audentes shall be responsible (the “Patent Prosecutor”) for managing Program Patent Rights that are specific to the Product, and Genethon shall be the Patent Prosecutor for Program Patent Rights that are not specific to the Product, including for example Program Patent Rights related to manufacturing methods or materials that may be used for products other than the Product. The Patent Prosecutor shall be solely responsible, at its expense, for (i) preparing, filing, prosecuting and maintaining Program Patent Rights, and (ii) for conducting any interferences, re-examinations, reissues and oppositions relating thereto. The Patent Prosecutor may elect, at its sole discretion, to discontinue prosecution of any such patent applications and/or not to file or conduct any further activities with respect to such patent applications or patents; provided, in each case, that it provide timely notice of such decision to the other Party such that such other Party has the opportunity to replace the discontinuing Party as Patent Prosecutor and pursue at its cost and in the name of both Parties the prosecution and maintenance of the relevant patent applications or patents. The Patent Prosecutor shall keep the other Party reasonably informed with respect to the prosecution status and issuance of patents filed by the Patent Prosecutor pursuant to this Section 8.2.1, and shall provide the other Party with all material filings and correspondences with the patent authorities prior to the submission and shall reasonably consider any comments provided by the other Party on such filings and correspondences.

8.2.2 Cooperation. The non-prosecuting Party shall reasonably cooperate with and assist the Patent Prosecutor in connection with the activities of the Patent Prosecutor under Section 8.2.1 upon the reasonable request of the Patent Prosecutor, including without limitation by making scientists and scientific records reasonably available to the Patent Prosecutor and the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the Patent Prosecutor to continue any filing, prosecution, maintenance or extension of such patents and patent applications. The Patent Prosecutor shall reimburse the non-prosecuting Party for any out-of-pocket expenses incurred in connection with cooperation provided pursuant to this Section 8.2.2.

8.3 Enforcement and Defense.

8.3.1 Notice. Each Party shall promptly notify the other of any knowledge it acquires of any potential infringement of the Program Intellectual Property.

8.3.2 Enforcement.

(a) If either (a) any Program Patent Right or (b) any Genethon Background Patent Right that is specific to Product (i.e. that does not apply to any products other than Product) is infringed by a Third Party in any country in connection with the manufacture, use, sale, offer for sale or importation of a Product in such country, Audentes shall have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement, by counsel of its own choice, and Genethon shall have the right, at its own expense, to be represented in that action by counsel of its own choice. If Audentes fails to bring an action or proceeding within a period of [*] after a request by Genethon to do so, Genethon shall have the right to bring and control any such action by counsel of its own choice, at its own expense, and Audentes shall have the right to be represented in any such action by counsel of its own choice at its own expense.

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(b) If any Genethon Background Patent Right that is not specific to the Product is infringed by a Third Party in any country in connection with the manufacture, use, sale, offer for sale or importation of a Product in such country, Genethon shall have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement, by counsel of its own choice, and Audentes shall have the right, at its own expense, to be represented in that action by counsel of its own choice. If Genethon fails to bring an action or proceeding within a period of [*] after a request by Audentes to do so, Audentes shall have the right to bring and control any such action by counsel of its own choice, at its own expense, and Genethon shall have the right to be represented in any such action by counsel of its own choice at its own expense.

8.3.3 Assistance. If one Party brings an action or proceeding in accordance with Section 8.3.2, the second Party agrees to be joined as a party plaintiff if necessary and to give the first Party reasonable assistance and authority to file and prosecute the suit. The costs and expenses of the Party bringing suit under this Section 8.3.3 shall be borne by such Party, and any damages or other monetary awards recovered shall be retained by such Party. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.3.3 may be entered into without the consent of the Party not bringing the suit. Neither Party shall, however, have the right to enter into any settlement or consent to any claim to the effect that the patent protection offered under the applicable patent(s) would be materially negatively affected, without the consent of the other Party, such consent not to be unreasonably withheld.

8.3.4 Other Instances. Any infringement or declaratory judgment actions relating to Program Patent Rights falling outside of the application of Section 8.3.2 shall be discussed and coordinated in good faith by the Parties. For the avoidance of doubt, Audentes shall have no right to bring any actions in connection with any infringement of Genethon Background Patent Rights other than in connection with the manufacture, use, sale, offer for sale or importation of a Product.

8.3.5 In-Licensed Patents. Notwithstanding anything in this Section 8.3 to the contrary, the Parties acknowledge that certain Genethon Background Patent Rights are in-licensed from Third Parties and consequently that the rights and obligations of the Parties set out in this Section 8.3 remain in any case subject to the terms of the license agreement with such Third Parties and to the legal rights of such Third Parties. As a consequence, neither Party shall be in breach of any of its obligations under this Section 8.3 to the extent it is unable to comply with such obligation as a consequence of the legal rights of the Third Party licensor under the applicable license agreement.

9. CONFIDENTIALITY

9.1 Confidential Information. Except as otherwise expressly provided herein, the Parties agree that, for the term of this Agreement and for [*] thereafter, the receiving Party shall not, except as expressly provided in this Article 9, disclose to any Third Party any Confidential Information furnished to it by the disclosing Party hereto pursuant to this Agreement. For purposes of this Article 9, “Confidential Information” shall mean any information, samples or other materials, which if disclosed in tangible form is marked

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“confidential” or with other similar designation to indicate its confidential or proprietary nature, or, if disclosed orally, is indicated orally to be confidential or proprietary at the time of such disclosure and is confirmed in writing as confidential or proprietary within [*] after such disclosure. Notwithstanding the foregoing, Confidential Information shall not include any information that can be established by the receiving Party by competent proof that such information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was independently developed by the receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(e) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

Notwithstanding anything to the contrary in this Section 9.1, and for the purposes of clarity, the results of the Research Program (“Results”) shall be deemed Confidential Information of both Parties in respect of which both Parties have confidentiality and restricted use obligations under this Section 9.1, subject to Sections 9.2 and 9.5. All Genethon Background Know-How and any information concerning as yet unpublished Genethon Background Patent Rights and all information concerning and Genethon Additional IP, in each case that may have been or be disclosed to Audentes, shall be deemed to be Confidential Information of Genethon. All Audentes Background Know-How and any information concerning as yet unpublished Audentes Background Patent Rights that may have been or be disclosed by Audentes to Genethon in connection with this Agreement shall be deemed to be Audentes Confidential Information.

9.2 Permitted Use and Disclosures. Each Party hereto may use or disclose Confidential Information of the other Party to the extent such use or disclosure is reasonably necessary and permitted in the exercise of the rights granted hereunder (including, in the case of Audentes, for the purpose of developing and commercializing Products) and in filing or prosecuting patent applications, prosecuting or defending litigation (in each case in accordance with the Agreement), complying with applicable governmental laws, regulations or court order or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or otherwise exercising license rights expressly granted by the other Party to it pursuant to the terms of this Agreement, provided that if a Party is required by governmental authority to make any such disclosure, other than pursuant to a confidentiality agreement, it will give

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reasonable advance notice to the other Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such information in consultation with the other Party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements. In addition, each Party may communicate Results to such Party’s attorneys, advisors, investors and potential investors and acquirers, in each case to the extent such are subject either to a prior written confidentiality agreement or to a statutory or ethical obligation of confidentiality.

9.3 Termination of Prior Agreement. This Agreement supersedes the Mutual Non-Disclosure Agreement No. 013002-1MTUB-00 entered into between the Parties, dated January 13, 2013 (the “Prior NDA”). Information exchanged between the Parties under the Prior NDA shall be deemed Confidential Information under this Agreement and shall as of the Effective Date be subject to the Willis of this Article 9 and not those of the Prior NDA.

9.4 Nondisclosure of Terms. Subject to Article 10, each of the Parties hereto agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, except to such Party’s attorneys, advisors, investors and potential investors and acquirers, in each case to the extent such are subject either to a prior written confidentiality agreement or to a statutory or ethical obligation of confidentiality, or to the extent required to comply with applicable laws (including securities laws, regulations and guidances) or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, in any such case subject to Section 10.3.6. In addition, in the context of pursuing the development and commercialization of the Product Audentes may disclose terms of this Agreement to actual or prospective collaborators or licensees, in each case on a need to know basis and subject to a prior written confidentiality obligation. Either Party may also disclose terms of this Agreement to the extent required by applicable laws subject to the applicable conditions set out in Section 9.2 above.

9.5 Publications. Except as set forth in Section 10.3, prior to publishing or making any other public disclosure of any Results, the Party (the “Publishing Party”) wishing to make such publication will provide the other Party (the “Reviewing Party”) with a draft of such publication or other disclosure, so that the Reviewing Party may review, the same, over a period of at least [*], and if it wishes, provide comments and require reasonable changes to ensure that no Confidential Information regarding the Reviewing Party’s business or technology will be disclosed, and that no public disclosures are made that could jeopardize or impair any right of the Reviewing Party to obtain patents with respect to any inventions disclosed in such draft. If during such [*] period, the Reviewing Party determines that one or more patent filings should be made prior to such public disclosures, and if it so notifies the Publishing Party, then the Reviewing Party will be afforded a further period of [*] more [*] in which to prepare and file such application(s). In either case, any publication of the Results shall, unless a Party does not so wish, describe the contribution of each Party to the generation of the Results in accordance with standard practices in the industry.

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10. COMMUNICATIONS

10.1 Support by Audentes. Audentes will provide reasonable support to Genethon’s communication needs, and will collaborate with Genethon on mutually beneficial activities and publications as follows:

10.1.1 Unless it is prohibited by law or if Genethon requests the contrary, Audentes shall include the logo of Genethon and the words “discovered, and developed with Genethon” in any press release, public presentation, investor or potential investor presentation or scientific publication related to Research Program, Research Program results and Products. The obligation to include Genethon’s logo shall not apply in cases where such would be inconsistent with customary practice in such circumstances, for example in scientific publications.

10.1.2 Following approval of Product, Genethon and/or the AFM-Telethon may make paid advertising relative to Product which highlights the contribution of Genethon and/or the AFM-Telethon in the discovery and development of Product. Such advertising shall be at the sole expense of Genethon and/or AFM-Telethon and shall conform to all applicable laws and regulations. Such advertising further shall be consistent with the marketing, sales and promotion strategy of Audentes and/or Audentes’s sublicensee and shall require advance approval by, and coordination with, Audentes and/or Audentes’s sublicensee.

10.1.3 Audentes shall ensure that all its agreements with sublicensees of Product shall contain provisions consistent with those set out in this Section 10.1 and Section 10.2, requiring such sublicensees to comply with Audentes’s obligations set forth in Sections 10.1.1 and in Section 10.1.2.

10.2 Disclosure for Purposes of the Telethon. The Parties acknowledge that AFM-Telethon, in view of accomplishment of its recognized role of working in the public interest (that is, by curing rare diseases and reducing the disabilities to which they give rise), has an obligation to provide the general public with information on the research programs and work to which it provides, or has provided, a financial contribution, directly or indirectly, in order to facilitate an understanding of these diseases, the development of treatments, and the prevention of disabilities. The Parties expressly authorize AFM-Telethon to make use of their name and to report on the Research Program and its progress, orally and/or in writing, to the general public, notably during fundraising campaigns, during the Telethon and Annual General Meeting of AFM-Telethon, without releasing: (a) any details of the Research Program which may be detrimental to intellectual property rights or their protection, or (b) any of Audentes’s Confidential Information (other than, subject to (a), information about the Research Program and its progress), and subject in all cases to any guidelines the Parties may agree upon to comply with regulatory, disclosure, and intellectual property requirements and all other applicable laws.

10.3 Press Releases.

10.3.1 Audentes may issue any press release or other public communication concerning this Agreement or the Research Program or the Results (each a “Press Release”), provided that Audentes shall (a) provide a copy of any proposed Press Release to Genethon in advance of publication, and (b) use good faith efforts to consider any reasonable comment timely provided by Genethon.

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10.3.2 Genethon may issue a Press Release upon the prior written consent of Audentes (except to the extent permitted under Section 10.2 above), such consent not to be unreasonably withheld or delayed.

10.3.3 Notwithstanding Sections 10.3.1 and 10.3.2, the Parties shall collaborate on a mutually agreeable first Press Release, to be issued on or after February 1, 2014 (timing to be mutually agreed upon).

10.3.4 Notwithstanding the above, once certain information has been disclosed in a Press Release in accordance with Sections 10.3.1, 10.3.2 and/or 10.3.3, either Party may thereafter refer to such information publicly so long as it remains relevant and accurate.

10.3.5 Audentes shall use good faith efforts to coordinate with Genethon any Press Release to be issued during the annual three- month periods between November 1 and January 31 to avoid any such Press Release having a negative impact on the Telethon fundraising.

10.3.6 Nothing in this Section 10.3 or otherwise in this Agreement shall be construed to restrict a Party’s ability to issue Press Releases to the extent required to comply with applicable laws (including securities laws, regulations and guidances) or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded. In the event either Party is required to make a press release or filing pursuant to any such laws or requirements, such Party shall (a) except to the extent such Party in consultation with legal counsel determines that a more rapid disclosure is legally required, notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing not less than five (5) days prior to such filing, and no less than [*] prior to any filing of a copy of this Agreement, including any exhibits thereto relating to the Agreement, and (b) use reasonable efforts to obtain confidential treatment of any information concerning the Agreement that such other Party reasonably requests be kept confidential, and shall only disclose Confidential Information which it is advised by counsel is legally required to be disclosed.

11. ABANDONMENT

In the event of Abandonment of the Product, Genethon shall have the right to continue the development of the Product itself, in which case Audentes shall grant to Genethon a license to any Background Intellectual Property Controlled by Audentes to the extent necessary for Genethon to continue such development and commercialize the Product, subject to terms to be negotiated by the Parties in a separate agreement. Audentes shall assure that all its agreements with sublicensees of Product shall contain provisions consistent with this Article 11. For purposes of this Article 11, “Abandonment” means either (1) a resolution adopted by the Board of Audentes or its successor or assignee to abandon the development of the Product everywhere in the world or (2) the absence of any material development activities with respect to the Product

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anywhere in the world (e.g., clinical trials, certification attempts), whether by Audentes or any of its successors or sublicensees in any tier for a full, uninterrupted [*], unless Audentes provides Genethon reasonable justification for the situation. For the purposes hereof, the “absence of any material development activities” shall mean that less than [*] has been expended in external costs on development activities with respect to the Product during the [*] period. For the sake of clarity, it is understood by the Parties that such “external costs on development activities” include amounts paid by Audentes to Genethon in respect of Genethon’s activities under the Development Plan.

12. REPRESENTATIONS AND WARRANTIES

12.1 Audentes. Audentes represents and warrants as of the Effective Date that: (i) it has the legal power, authority and right to enter into this Agreement and to fully perform all of its obligations hereunder; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (iii) the performance of its obligations hereunder do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligations, of Audentes; and (iv) to the knowledge of Audentes, the use by Genethon of the Audentes Background Intellectual Property provided by or for Audentes for the purposes of conducting the Genethon Research Program Activities will not infringe or misappropriate any Third Party intellectual property rights.

12.2 Genethon. Genethon represents and warrants as of the Effective Date that: (i) it has the legal power, authority and right to enter into this Agreement and to fully perform all of its obligations hereunder; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (in) the performance of its obligations and the grant of rights hereunder do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligations of Genethon, (iv) to the [*], except as communicated to Audentes prior to the Effective Date including the intellectual property rights listed in Exhibit B hereto, [*].

12.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, GENETHON AND AUDENTES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, ANY BACKGROUND OR PROGRAM INTELLECTUAL PROPERTY OR OTHER INFORMATION DISCLOSED HEREUNDER OR PRODUCTS INCLUDING, BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY PROGRAM INTELLECTUAL PROPERTY PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

12.4 EXCEPT IN THE EVENT OF A PARTY’S BREACH OF ARTICLE 9, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY IS REQUIRED TO PROVIDE INDEMNIFICATION UNDER ARTICLE 13.

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13. INDEMNIFICATION

13.1 Audentes. Audentes agrees to indemnify, defend and hold Genethon and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Genethon Indemnitees”) harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising out of Third Party claims, suits, actions, demands or judgments, relating to (i) the conduct of the Research Program by Audentes and/or Genethon, including, without limitation, any claim for personal injury or death resulting from the administration of any Products, or any claim for infringement of Third Party intellectual property, (ii) the use or sale of any Products or Results by Audentes, its Affiliates and/or sublicensees, including without limitation, any product liability claims by or on behalf of persons to whom Product is administered, or any claim for infringement of Third Party intellectual property, and (iii) any breach by Audentes of its obligations under this Agreement, including its representations and warranties made in this Agreement; except, in each case, to the extent such Liabilities result from the gross negligence or intentional misconduct or breach of contract of Genethon.

13.2 Genethon. Genethon agrees to indemnify, defend and hold Audentes and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Audentes Indemnitees”) harmless from and against any Liabilities arising out of Third Party claims, suits, actions, demands or judgments, relating to any breach by Genethon of its obligations under this Agreement, including its representations and warranties made in this Agreement, except to the extent such Liabilities result from the gross negligence or intentional misconduct or breach of contract of Audentes.

13.3 Indemnification Procedure. A Party that intends to claim indemnification (the “Indemnitee”) under this Article 13 shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, complaint, suit, proceeding or cause of action with respect to which the Indemnitee intends to claim such indemnification (for purposes of this Section 13.3, each a “Claim”), and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim; provided that, if the Indemnitor is also involved in defending against such Claim in its own name and if defense of the Indemnitor and Indemnitee by the same counsel would place such counsel in a position of conflict of interest, the Indemnitor shall pay the reasonable cost of the Indemnitee’s separate counsel. The indemnification obligations of the Parties under this Article 13 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent shall, not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such Claim, if prejudicial to its ability to defend such action, shall to the extent it is prejudicial relieve such Indemnitor of any liability to the Indemnitee under this Article 13, but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability to any Indemnitee otherwise than under this Article 13. The Indemnitee under this Article 13, and its employees, at the Indemnitor’s request and expense, shall provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to such Claims covered by this indemnification.

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14. TERM AND TERMINATION

14.1 Term. The Agreement will be effective on the Effective Date and will continue in full force and effect until completion of the Research Program unless and until terminated early as set forth in the remainder of this Article 14 (the “Term”).

14.2 Termination Rights for either Party.

(a) For Breach. Either Party may terminate this Agreement in the event the other Party has materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for [*] following receipt of written notice thereof; provided, however, that where the Party alleged to be in breach disputes in good faith that the claimed breach exists, such cure period will not start to run until such dispute either can no longer be maintained in good faith or has been resolved by agreement of the Parties or pursuant to Section 15.2; and (ii) if a breach is not reasonably capable of being cured within the [*] cure period described above and the breaching Party is making continuing good faith efforts to cure such breach, the cure period applicable to such breach shall be extended to [*].

(b) For Bankruptcy. Either Party may terminate this Agreement at any time upon the other Party’s filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within sixty (60) days after the filing thereof

14.3 Specific Termination Rights.

(a) Termination By Audentes for Convenience. Audentes may terminate the Agreement for convenience upon [*] prior written notice to Genethon.

(b) Termination by Genethon for Disagreement as to Continuation of the Program. Genethon may terminate the Agreement upon [*] notice in the event (a) Genethon raises an objection with respect to the continued development of the Product on the grounds of a safety or efficacy issue, and (b) Audentes disagrees and wishes to pursue with the development of the Product as planned. In such a case, if the JDC is unable to agree pursuant to Section 3.5 then. Audentes shall not have a deciding vote at the JDC level as contemplated by Section 3.5 but the disagreement shall be submitted for resolution to the CEOs. If the Parties are still unable to agree within [*] after the matter is submitted to the CEOs, Audentes shall have the final say and the Research Program shall proceed until the next meeting that is held with any regulatory authority to discuss the Product. Following such meeting, and regardless of the outcome of such meeting, if the Parties are still in disagreement, Genethon shall be free to terminate the Agreement pursuant to the Section 14.3(b) upon written notice to Audentes. For the avoidance of doubt, during any such period of disagreement, Audentes shall indemnify Genethon against Third Party claims in accordance with Section 13.1.

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14.4 Consequences of Termination.

(a) Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release either Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

(b) General Consequences. Upon any termination of this Agreement:

(i) Each Party shall promptly return to the other all Confidential Information received from such other Party, except one copy of which may be retained for archival purposes.

(ii) The license granted to Genethon under Section 4.1(b) shall automatically terminate.

(iii) Genethon will use commercially reasonable efforts to promptly cancel all cancellable obligations incurred under the Development Plan. Subject to the preceding sentence, Audentes shall remain responsible in accordance with Article 5 for paying all costs related to Genethon Research Program Activities conducted by Genethon until the effective termination date and reimbursing Genethon for all noncancellable costs and expenses reasonably incurred by Genethon for the purposes of the Genethon Research Program Activities prior to delivery of the termination notice, whether such costs and expenses are actually payable by Genethon before or after the effective termination date, provided that Genethon shall use commercially reasonable efforts to cancel all cancellable obligations promptly upon receipt of Audentes’s termination notice or delivery of Genethon’s termination notice, as applicable.

(c) Effect of Termination by Audentes for Convenience or by Genethon for Cause. Upon termination of this Agreement by Audentes pursuant to Section 14.3(a) or by Genethon for cause pursuant to Section 14.2(a) or (b), the licenses granted to Audentes under Sections 4.1(a), 4.2, 4.3 and 4.4 shall automatically terminate. For the avoidance of doubt, terminations contemplated under this Section 14.4(c) shall not affect Genethon’s rights under Article 11 should there be an Abandonment by Audentes prior to, contemporaneously with or during the [*] following the termination.

(d) Effect of Termination by Genethon for Disagreement as to Continuation of the Program. Upon termination of this Agreement by Genethon pursuant to Section 14.3(b), the licenses granted to Audentes under Sections 4.1(a) and 4.2 shall convert to non-exclusive, and the licenses granted to Audentes under Sections 4.3 and 4.4 shall automatically terminate.

14.5 Survival Clause. In the case of expiry of this Agreement as a result of the completion of the Research Program or termination by Audentes pursuant to Section 14.2(a) or (b) (but not in any case of any other termination pursuant to Sections 14.3 or 14.4 which shall be

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governed by Section 14.4 above), the licenses granted to Audentes pursuant to Sections 4.1(a), 4,2, 4.3 and 4.4 shall survive and remain in effect in accordance with the relevant terms and conditions set out therein and elsewhere in this Agreement, including if applicable Section 5.3. In addition, Sections 2.3(a), 2.4(b), (d) and (e), 4.6, 6.2, 6.3, Articles 7, 8 9, 10, 12 and 13, Sections 14.4 and 14.5 and Article 15 shall survive the expiry or any early termination of this Agreement for any reason.

15. MISCELLANEOUS

15.1 Governing Laws. This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed, and enforced in accordance with, the laws of England and Wales, without reference to conflicts of laws principles.

15.2 Arbitration.

(a) The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof If the Parties do, not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim (as defined below) shall be finally resolved by binding arbitration conducted under the commercial arbitration rules of the International Chamber of Commerce (the “ICC Rules”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof Evidentiary questions shall be governed by the International Bar Association (“IBA”) Rules on the Taking of Evidence in International Arbitration then in effect.

(b) The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed in accordance with the ICC Rules. The place of arbitration shall be London, England, and all proceedings and communications shall be in English.

(c) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may,. without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Unless the arbitral tribunal decides otherwise based on the merits of the case, each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(d) Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.

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(e) The Parties agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if the arbitral tribunal determines that such payments are not due.

(f) As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns (i) the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

15.3 Waiver. It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

15.4 Assignment. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto, and any attempted assignment shall be null and void. Notwithstanding the foregoing, each Party may assign this Agreement without consent in the event of an assignment to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. This Agreement shall be binding upon and accrue to the benefit of any permitted assignee, and any such assignee shall agree to perform the obligations of the assignor.

15.5 Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint venturers of the other for any purpose as a result of this Agreement or the transactions contemplated thereby.

15.6 Compliance with Laws. In exercising their rights under this Agreement, the Parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations applicable to each Party’s performance of this Agreement.

15.7 Notices. All notices, requests and other communications hereunder shall he in writing and shall be delivered personally or by registered or certified mail, return receipt requested, postage prepaid, or by internationally recognized express courier service, in each case to the respective address specified below, or such other address as may be specified in writing to the other Party hereto and shall be deemed to have been given upon receipt:

If to Audentes:	AUDENTES 101 Montgomery Street Suite 2650 San Francisco CA 94104 USA Attn: CEO

If to Genethon:	GENETHON 1bis rue de l’Internationale 91002 Evry France Attn: Directeur Général

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15.8 Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of its Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

15.9 Advice of Counsel. Genethon and Audentes have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

15.10 Complete Agreement. This Agreement, together with its Exhibits (including the Common Stock Purchase Agreement (SPA) attached hereto as Exhibit C) and the Development Plan as such is to be finalized and updated in accordance with Section 2.2, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Genethon and Audentes.

15.11 Headings. The captions to the several Sections hereof are not a part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.

15.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

AUDENTES THERAPEUTICS, INC.		GENETHON

By:	/s/ Matthew Patterson	By:	/s/ Frederic Revah
Name:	Matthew Patterson	Name:	FREDERIC REVAH
Title:	Chief Executive Officer	Title:	CEO

EXHIBIT A

Genethon Research Program Activities

1. Scientific collaboration related to pre-clinical and clinical development of the Product (Principal Investigator: [*], Ph.D.). This may include laboratory work according to the Development Plan and agreed to by the JDC.

2. Manufacturing of the Product. This is anticipated to be performed with Genethon’s existing manufacturing process producing AAV8/MTM1 and will be performed according to the Development Plan and agreed to by the JDC:

3. Management of interactions with and submissions to regulatory authorities in France with the goal of establishing clinical investigational site in France. This work will be performed according to the Development Plan and agreed to by the JDC.

*Confidential Treatment Requested.

EXHIBIT B

[*]

*Confidential Treatment Requested.

EXHIBIT C

Common Stock Purchase Agreement

AUDENTES THERAPEUTICS, INC.

COMMON STOCK PURCHASE AGREEMENT

This Agreement is made and entered into as of January 24, 2014 (the “Effective Date”) by and between Audentes Therapeutics, Inc. (the “Company”), a Delaware corporation, and Genethon, a French non-profit organization organized under the French law of July 1, 1901 (the “Purchaser”).

1. PURCHASE OF SHARES. On the Effective Date and subject to the terms and conditions of this Agreement and that certain Collaborative Development Agreement, dated as of January 24, 2014 by and between the Company and Purchaser (the “Development Agreement”), Purchaser hereby purchases from the Company, and Company hereby sells to Purchaser, an aggregate of 585,084 shares of the Company’s Common Stock, $0.00001 par value per share (the “Shares”). Purchaser and the Company each hereby acknowledge and agree that the Shares are being sold and issued to Purchaser pursuant to the terms of Section 5.1 of the Development Agreement in exchange for Purchaser’s agreements and obligations set forth in the Development Agreement. As used in this Agreement, the term “Shares” refers to the Shares purchased under this Agreement and includes all securities received (a) in substitution of the Shares, (b) as a result of stock dividends or stock splits with respect to the Shares, or as a result of the issuance of additional Common Stock to Purchaser pursuant to Section 3.3 below, and (c) in replacement of the Shares in a merger, recapitalization, reorganization or similar corporate transaction.

2. CLOSING. Purchaser hereby delivers to the Company a duly executed copy of this Agreement. Upon its receipt of a duly executed copy of this Agreement and the Development Agreement from Purchaser, the Company will issue a duly executed stock certificate evidencing the Shares in the name of Purchaser, registered in Purchaser’s name.

3. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF COMPANY.

3.1 Capitalization. The Company represents and warrants that the capitalization table attached at Exhibit A is true, accurate and fairly summarizes the current capitalization of the Company, as of the Effective Date and after giving effect to the purchase of the Shares by Purchaser. The Second Closing, as defined in Section 1.2.3 of certain Series A Preferred Stock Purchase Agreement dated July 16, 2013 (the “Series A Agreement”), was consummated on December 20, 2013. Apart from the foregoing, there have not been any other. material changes to the Company’s capitalization as set forth in Section 2.3 of the Series A Agreement.

3.2 No Material Adverse Change. The Company represents and warrants to Purchaser that there has not been any material adverse change in the Company’s business, assets (tangible and intangible), liabilities or financial condition, in comparison to the representations, warranties and disclosures made by the Company to certain investors on July 16, 2013 pursuant to the Series A Agreement.

3.3 Delivery of Financial Statements; Registration Rights.

(a) The Company shall deliver to Purchaser such financial information as the Company delivers to Major Investors pursuant to Section 2.1.1 of that certain Amended and Restated Investors’ Rights Agreement dated as of July 16, 2013, by and among the Company and certain stockholders, as may be amended (the “Rights Agreement”), subject to compliance by Purchaser with the provisions of Section 2.3 of the Rights Agreement.

(b) In addition, the Company agrees that Shares shall be considered “Registrable Securities” under the Rights Agreement for purposes of the registration rights described in Section 3 of the Rights Agreement, and the Company shall, as the next practicable interval, cause the Rights Agreement to be amended to the extent necessary to reflect the agreement described in this sentence.

3.4 Anti-Dilution Right. If prior to the earlier of (a) the date the Company has sold additional shares of Preferred Stock (other than the Series A Preferred Stock that may be issued at additional closings under the Series A Agreement) with an aggregate purchase price of at least [*] and (b) [*] after the Effective Date, the Company issues “Additional Shares of Common Stock” (as such term is defined in the Company’s currently-effective Amended and Restated Certificate of Incorporation, as may be amended (the “Restated Charter”)) and such issuance results in an adjustment to the “Conversion Price” (as defined in the Restated Charter) of the Company’s Series A Preferred Stock pursuant to Section 5.1.3 of the Restated Charter, then promptly following such issuance, the Company shall issue to the Purchaser, without additional consideration, a number of additional shares of Common Stock of the Company equal to the number of shares of Common Stock by which the Purchaser’s holdings would have increased, on an as-converted basis, pursuant to Section 5.1.3 of the Restated Charter if, in lieu of the Shares, the Purchaser held an 585,084 shares of Series A Preferred Stock of the Company (as adjusted for any stock dividends or stock splits following the Effective Date).

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to the Company as follows.

4.1 Purchase for Own Account for Investment. Purchaser is purchasing the Shares for Purchaser’s own account for investment purposes only and not with a view to or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act of 1933, as amended (the “1933 Act”). Purchaser has no present intention of selling or otherwise disposing of all or any portion of the Shares and no one other than Purchaser has any beneficial ownership of any of the Shares.

4.2 Access to Information. Purchaser has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that Purchaser reasonably considers important in making the decision to purchase the Shares, and Purchaser has had ample opportunity to ask questions of the Company’s representatives concerning such matters and this investment.

2	*Confidential Treatment Requested.

4.3 Understanding of Risks. Purchaser is fully aware of: (a) the highly speculative nature of the investment in the Shares; (b) the financial hazards involved; (c) the lack of liquidity of the Shares and the restrictions on transferability of the Shares (e.g., that Purchaser may not be able to sell or dispose of the Shares or use them as collateral for loans); (d) the qualifications and backgrounds of the management of the Company; and (e) the tax consequences of investment in the Shares.

4.4 Purchaser’s Qualifications. Purchaser has a preexisting personal or business relationship with the Company and/or certain of its officers and/or directors of a nature and duration sufficient to make Purchaser aware of the character, business acumen and general business and financial circumstances of the Company and/or such officers and directors. By reason of Purchaser’s business or financial experience, Purchaser is capable of evaluating the merits and risks of this investment, has the ability to protect Purchaser’s own interests in this transaction and is financially capable of bearing a total loss of this investment.

4.5 No General Solicitation. At no time was Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Shares.

4.6 Compliance with Securities Laws. Purchaser understands and acknowledges that, in reliance upon the representations and warranties made by Purchaser herein, the Shares are not being registered with the Securities and Exchange Commission (“SEC”) under the 1933 Act. but instead are being issued under an exemption or exemptions from the registration and qualification requirements of the 1933 Act and applicable state securities laws which impose certain restrictions on Purchaser’s ability to transfer the Shares.

4.7 Restrictions on Transfer. Purchaser understands that Purchaser may not transfer any Shares unless such Shares are registered under the 1933 Act and registered or qualified under applicable state securities laws or unless, in the opinion of counsel to the Company, exemptions from such registration and qualification requirements are available. Purchaser understands that only the Company may file a registration statement with the SEC or applicable state securities commissioners and that the Company is under no obligation to do so with respect to the Shares. Purchaser has also been advised that exemptions from registration and qualification may not be available or may not permit Purchaser to transfer all or any of the Shares in the amounts or at the times proposed by Purchaser.

4.8 Regulation S.

(a) Purchaser is not a U.S. Person as defined in Rule 902(k) of Regulation S under the 1933 Act. The offer and sale of the Shares to such Purchaser was made in an offshore transaction (as defined in Rule 902(h) of Regulation S), no directed selling efforts (as defined in Rule 902(c) of Regulation S) were made in the United States, and the Purchaser is not acquiring the Shares for the account or benefit of any U.S. Person.

(b) Purchaser will not, during the Restricted Period applicable to the Shares set forth in the legend set forth in Section 9.1 below (the “Restricted Period”) and to any certificate representing the Shares, offer or sell any of the foregoing securities (or create or maintain any derivative position equivalent thereto) in the United States, to or for the account or benefit of a U.S. Person or other than in accordance with Regulation S.

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(c) Purchaser will after the expiration of the applicable Restricted Period, offer, sell, pledge or otherwise transfer the Shares (or create or maintain any derivative position equivalent thereto) only pursuant to registration under the 1933 Act or any available exemption therefrom and, in any case, in accordance with applicable state securities laws.

(d) Purchaser acknowledges and agrees that the Company shall not register the transfer of the Shares in violation of these restrictions. Purchaser acknowledges and agrees that the certificates evidencing the Shares will bear the legend concerning these restrictions set forth in Section 9.1 below (in addition to any other legend required by applicable federal, state or foreign securities laws or provided in any other agreement with the Company).

5. MARKET STANDOFF AGREEMENT. Purchaser agrees in connection with any registration of the Company’s securities under the 1933 Act that, upon the request of the Company or the underwriters managing any registered public offering of the Company’s securities, Purchaser will not sell or otherwise dispose of any Shares without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) after the effective date of such registration requested by such managing underwriters and subject to all restrictions as the Company or the managing underwriters may specify for employee-shareholders generally. Purchaser further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing and that such underwriters are express third party beneficiaries of this Section 4.

6. RIGHT OF FIRST REFUSAL. Before any Shares held by Purchaser or any transferee of such Shares (either sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including without limitation a transfer by gift or operation of law), the Company and/or its assignee(s) will have a right of first refusal to purchase the Shares to be sold or transferred (the “Offered Shares”) on the terms and conditions set forth in this Section (the “Right of First Refusal”).

6.1 Notice of Proposed Transfer. The Holder of the Offered Shares will deliver to the Company a written notice (the “Notice”) stating: (a) the Holder’s bona fide intention to sell or otherwise transfer the Offered Shares; (b) the name and address of each proposed purchaser or other transferee (the “Proposed Transferee”); (c) the number of Offered Shares to be transferred to each Proposed Transferee; (d) the bona fide cash price or other consideration for which the Holder proposes to transfer the Offered Shares (the “Offered Price”); and (e) that the Holder acknowledges this Notice is an offer to sell the Offered Shares to the Company and/or its assignee(s) pursuant to the Company’s Right of First Refusal at the Offered Price as provided for in this Agreement.

6.2 Exercise of Right of First Refusal. At any time within thirty (30) days after the date of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all (or, with the consent of the Holder, less than all) the Offered Shares proposed to be transferred to any one or more of the Proposed Transferees named in the Notice, at the purchase price determined in accordance with Section 5.3 below.

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6.3 Purchase Price. The purchase price for the Offered Shares purchased under this Section will be the Offered Price, provided that if the Offered Price consists of no legal consideration (as, for example, in the case of a transfer by gift), the purchase price will be the fair market value of the Offered Shares as determined in good faith by the Company’s Board of Directors. If the Offered Price includes consideration other than cash, then the value of the non-cash consideration, as determined, in good faith by the Company’s Board of Directors, will conclusively be deemed to be the cash equivalent value of such non-cash consideration.

6.4 Payment. Payment of the purchase price for the Offered Shares will be payable, at the option of the Company and/or its assignee(s) (as applicable), by check or by cancellation of all or a portion of any outstanding indebtedness owed by the Holder to the Company (or to such assignee, in the case of a purchase of Offered Shares by such assignee) or by any combination thereof The purchase price will be paid without interest within sixty (60) days after the Company’s receipt of the Notice, or, at the option of the Company and/or its assignee(s), in the manner and at the time(s) set forth in the Notice.

6.5 Holder’s Right to Transfer. If all of the Offered Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section, then the Holder may sell or otherwise transfer such Offered Shares to each Proposed Transferee at the Offered Price or at a higher price, provided that (a) such sale or other transfer is consummated within [*] after the date of the Notice, (b) any such, sale or other transfer is effected in compliance with all applicable securities laws, and (c) each Proposed Transferee agrees in writing that the provisions of this Section will continue to apply to the Offered Shares in the hands of such Proposed Transferee. If the Offered Shares described in the Notice are not transferred to each Proposed Transferee within such [*] period, then a new Notice must be given to the Company, pursuant to which the Company will again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

6.6 Exempt Transfers. Notwithstanding anything to the contrary in this Section, the following transfers of Shares will be exempt from the Right of First Refusal: (a) in the case of a Holder that is an entity, the transfer of any or all of the Shares to its stockholders, members, partners or other equity holders; (b) in the case of a Holder who is a natural person, the transfer of any or all of the Shares during Holder’s lifetime by gift or on Holder’s death by will or intestacy to Holder’s “Immediate Family” (as defined below) or to a trust for the benefit of Holder or Holder’s Immediate Family, provided, that in the case of clauses (a) and (b), each transferee or other recipient agrees in a writing satisfactory to the Company that the provisions of this Section will continue to apply to the transferred Shares in the hands of such transferee or other recipient); (c) except as provided in Section 6.7 clause (b) below, any transfer or conversion of Shares made pursuant to a statutory merger or statutory consolidation of the Company with or into another corporation or corporations; or (d) any transfer of Shares pursuant to the winding up and dissolution of the Company. As used herein, the term “Immediate Family” will mean Holder’s spouse or Spousal Equivalent, the lineal descendant or antecedent, brother or sister, of Holder or Holder’s spouse or Spousal Equivalent, or the spouse or Spousal Equivalent, of any lineal descendant or antecedent, brother or sister of Holder, or Holder’s spouse or Spousal Equivalent, whether or not any of the above are adopted. As used herein, a person is deemed to be a “Spousal Equivalent” if the relevant person and the related party are registered as “domestic partners” under any law having such effect or provided the following circumstances are true: (a) irrespective of whether or not the relevant person and the

5	*Confidential Treatment Requested.

Spousal Equivalent are the same sex, they are the sole spousal equivalent of the other for the last twelve (12) months, (b) they intend to remain so indefinitely, (c) neither are married to anyone else, (d) both arc at least eighteen (18) years of age and mentally competent to consent to contract, (e) they are not related by blood to a degree of closeness that which would prohibit legal marriage in the state in which they legally reside, (f) they are jointly responsible for each other’s common welfare and financial obligations, and (g) they reside together in the same residence for the last twelve (12) months and intend to do so indefinitely.

6.7 Termination of Right of First Refusal. The Right of First Refusal will terminate as to all Shares (a) on the effective date of the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the SEC under the 1933 Act (other than a registration statement relating solely to the issuance of Common Stock pursuant to a business combination or an employee incentive or benefit plan) or (b) on any transfer or conversion of Shares made pursuant to a statutory merger or statutory consolidation of the Company with or into another corporation or corporations if the common stock of the surviving corporation or any direct or indirect parent corporation thereof is registered under the Securities Exchange Act of 1934, as amended.

7. COMPANY’S REPURCHASE OPTION.

7.1 Repurchase Option; Termination Date. The Company or its assignees shall have the option to repurchase all or a portion of the Unvested Shares (defined in Section 6.2 below) on the terms and conditions set forth in this Section (the “Repurchase Option”) if (i) the Development Agreement is no longer in effect in accordance with its terms or (ii) if Genethon ceases to perform its obligations thereunder ((i) or (ii), the “Termination Date”).

7.2 Unvested and Vested Shares.

7.2.1 Vesting Schedule. Shares that are vested pursuant to the schedule set forth herein are “Vested Shares”. Shares that are not vested pursuant to the schedule set forth herein are “Unvested Shares.” Unvested Shares may not be sold or otherwise transferred by Purchaser without the Company’s prior written consent. On the Effective Date one-third (1/3rd) of the Shares will be Vested Shares and the remaining two-third (2/3rds) of the Shares will be Unvested Shares. If the Development Agreement remains in effect in accordance with its terms and Genethon continues to perform its obligations thereunder, at all times since the Effective Date, then on each of the first and second annual anniversary dates of the effective date of the Development Agreement, an additional one-third (1/3rd) of the Shares will become Vested Shares. No Unvested Shares will become Vested Shares after the Termination Date.

7.2.2 Acceleration of Vesting. In addition to any Shares that have become Vested Shares pursuant to Section 6.2.1 hereof, if there is a Change of Control or an IPO then, effective as of such Change of Control or IPO, 100% of the Shares will become Vested Shares at such time.

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As used in this Section 7.2.2:

“Change of Control” means (a) any transaction or series of related transactions resulting in a liquidation, dissolution or winding up of the Company, (b) a sale of all or substantially all of the assets of the Company, (c) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or a series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities (other than pursuant to a recapitalization of the Company solely with its equity holders) or (d) any merger or consolidation (each, a “combination transaction”), in which the Company is a constituent entity or is a party with another entity if, as a result of such combination transaction, in one transaction or series of related transactions, the voting securities of the Company that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an “Acquiring Stockholder,” as defined below) do not represent, or are not converted into, securities of the surviving entity in such combination transaction (or such surviving entity’s parent entity if the surviving entity is owned by the parent) that, immediately after the consummation of such combination transaction, together possess at least a majority of the total voting power of all voting securities of such surviving entity (or its parent, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving entity (or its parent, if applicable) that are held by the Acquiring Stockholder. For purposes of this paragraph, an “Acquiring Stockholder” means a stockholder or stockholders of the Company that (i) merges or combines with the Company in such combination transaction or (ii) directly or indirectly owns or controls a majority of the voting power of another entity that merges or combines with the Company in such combination transaction.

“IPO” means the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act.

7.3 Adjustments. The number of Shares that are Vested Shares or Unvested Shares will be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split or recapitalization of the common stock of the Company occurring after the Effective Date.

7.4 Exercise of Repurchase Option. At any time within [*] after the Termination Date, the Company may elect to repurchase any or all of the Unvested Shares by giving Purchaser written notice of exercise of the Repurchase Option. The Company and/or its assignee(s) will then have the option to repurchase from Purchaser (or from Purchaser’s personal representative as the case may be) any or all of the Unvested Shares at a purchase price of $0.00001 per share, as adjusted to reflect any stock dividend, stock split, reverse stock split or recapitalization of the common stock of the Company occurring after the Effective Date (the “Repurchase Price”).

7.5 Payment of Repurchase Price. The Repurchase Price will be payable, at the option of the Company or its assignee(s), by check or by cancellation of all or a portion of any outstanding indebtedness owed by Purchaser to the Company (or to such assignee) or by any combination thereof, The Repurchase Price will be paid without interest within [*] after the Company gives the Purchaser written notice of the exercise of its Repurchase Option.

7.6 Right of Termination Unaffected. Nothing in this Agreement will be construed to limit or otherwise affect in any manner whatsoever the right or power of the Company to terminate the Development Agreement in accordance with its terms.

7	*Confidential Treatment Requested.

8. RIGHTS AS OWNER OF SHARES.

8.1 Encumbrances on Shares. Purchaser may grant a lien or security interest in, or pledge, hypothecate or encumber Shares only if each party to whom such lien or security interest is granted, or to whom such pledge, hypothecation or other encumbrance is made, agrees in a writing satisfactory to the Company that (a) such lien, security interest, pledge, hypothecation or encumbrance will not apply to such Shares after they are acquired by the Company and/or its assignees under this Section; and (b) the provisions of this Section will continue to apply to such Shares in the hands of such party and any transferee of such party.

8.2 Encumbrance on Shares. Subject to the terms and conditions of this Agreement, Purchaser will have all of the rights to the Shares from and after the date that Purchaser delivers payment of the Purchase Price until such time as Purchaser disposes of the Shares or the Company and/or its assignee(s) exercise(s) the Right of First Refusal or Repurchase Option. Upon an exercise of the Right of First Refusal or Repurchase Option, Purchaser will have no further rights as a holder of the Shares so purchased upon such exercise, except the right to receive payment for the Shares so purchased in accordance with the provisions of this Agreement, and Purchaser will promptly surrender the stock certificate(s) evidencing the Shares so purchased to the Company for transfer or cancellation.

9. TAX CONSEQUENCES. PURCHASER UNDERSTANDS THAT PURCHASER MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF PURCHASER’S PURCHASE OR DISPOSITION OF THE SHARES. PURCHASER REPRESENTS` (a) THAT PURCHASER HAS CONSULTED WITH A TAX ADVISER THAT PURCHASER DEEMS ADVISABLE IN CONNECTION WITH THE PURCHASE OR DISPOSITION OF THE SHARES AND (b) THAT PURCHASER IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE. Purchaser hereby acknowledges that Purchaser has been informed that in addition to receiving taxable income upon the receipt of any Shares paid for by the cancellation of compensation for services rendered, unless an election is filed by the Purchaser with the Internal Revenue Service (and, if necessary, the proper state taxing authorities) within 30 days after the purchase of the Shares to be effective, electing pursuant to Section 83(b) of the Internal Revenue Code (and similar state tax provisions, if applicable) to be taxed currently on any difference between the purchase price of the Shares and their fair market value on the date of purchase, there will be a recognition of taxable income to the Purchaser, measured by the excess, if any, of the fair market value of the Shares, at the time they cease to be Unvested Shares, over the purchase price for such Shares. Purchaser represents that Purchaser has consulted any tax advisors Purchaser deems advisable in connection with Purchaser’s purchase of the Shares and the filing of the election under Section 83(b) and similar tax provisions. PURCHASER HEREBY ASSUMES ALL RESPONSIBILITY FOR FILING SUCH ELECTION AND PAYING ANY TAXES RESULTING FROM SUCH ELECTION OR FROM FAILURE 70 PILE THE ELECTION AND PAYING TAXES RESULTING FROM THE LAPSE OF THE REPURCHASE RESTRICTIONS ON THE UNVESTED SHARES.

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10. RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS.

10.1 Legends. Purchaser understands and agrees that the Company will place the legends set forth below or similar legends on any stock certificate(s) evidencing the Shares, together with any other legends that may be required by state or federal securities laws, the Company’s Certificate of Incorporation or Bylaws, any other agreement between Purchaser and the Company or any third party:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER 7’HE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT’) WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, AND THE COMPANY DOES NOT INTEND TO REGISTER THEM. PRIOR TO JANUARY 31, 2015, THE SHARES MAY NOT BE OFFERED OR SOLD (INCLUDING OPENING A SHORT POSITION IN SUCH SECURITIES) IN THE UNITED STATES OR TO U.S. PERSONS AS DEFINED BY RULE 902(k) ADOPTED UNDER THE ACT, OTHER THAN TO DISTRIBUTORS UNLESS THE SHARES ARE REGISTERED UNDER THE ACT OR AN EXEMPTION FROM TILE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. PURCHASERS OF SHARES PRIOR TO JANUARY 31, 2015, MAY RESELL SUCH SECURITIES ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT OR OTHERWISE IN ACCORDANCE WITH THE PROVISIONS OF REGULATIONS OF THE ACT OR IN TRANSACTIONS EFFECTED OUTSIDE OF THE UNITED STATES PROVIDED THEY DO NOT SOLICIT (AND NO ONE ACTING ON THEIR BEHALF SOLICITS) PURCHASERS IN THE UNITED STATES OR OTHERWISE ENGAGE(S) IN SELLING EFFORTS IN THE UNITED STATES AND PROVIDED THAT HEDGING TRANSACTIONS IN 7’HESE SECURITIES ,WAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT. A HOLDER OF THE SECURITIES WHO IS A DISTRIBUTOR, DEALER, SUB-UNDERWRITER OR OTHER SECURITIES PROFESSIONAL IN ADDITION CANNOT PRIOR TO JANUARY 31, 2015 RESELL THE SECURITIES TO A US PERSON AS DEFINED BY RULE 902(k) OF REGULATION S UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON PUBLIC RESALE AND TRANSFER, INCLUDING THE RIGHTS OF REPURCHASE AND FIRST REFUSAL HELD BY THE ISSUER AND/OR ITS ASSIGNEE(S), AND A MARKET STANDOFF RESTRICTION, AS SET FORTH IN A COMMON STOCK PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF 77IE ISSUER. SUCH PUBLIC SALE AND TRANSFER RESTRICTIONS INCLUDING THE RIGHTS OF REPURCHASE AND FIRST REFUS.4L AND THE MARKET STANDOFF RESTRICTION, ARE BINDING ON TRANSFEREES OF THESE SHARES.

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10.2 Stop-Transfer Instructions. Purchaser agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company will not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Shares, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such Shares have been so transferred.

11. COMPLIANCE WITH LAWS AND REGULATIONS. The issuance and transfer of the Shares will be subject to and conditioned upon, compliance by the Company and Purchaser with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

12. GENERAL PROVISIONS.

12.1 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; or (c) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below the signature lines of this Agreement or at such other address as such other party may designate by one of the indicated -means of notice herein to the other party hereto. A “business day” shall be a day, other than Saturday or Sunday, when the banks in the city of San Francisco are open for business.

12.2 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

12.3 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

12.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of, laws.

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12.5 Assignments; Successors and Assigns. The Company may assign any of its rights and obligations under this Agreement, including but not limited to its rights to repurchase Shares under the Right of First Refusal and the Repurchase Option. Any assignment of rights and obligations by any other party to this Agreement requires the Company’s prior written consent. This Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

12.6 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

12.7 Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

12.8 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement Notwithstanding the forgoing, if the value of this Agreement, based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

12.9 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Common Stock Purchase Agreement to be executed by its duly authorized representative and Purchaser has executed this Agreement, each as of the Effective Date.

“COMPANY” AUDENTES THERAPEUTICS, INC.		“PURCHASER” GENETHON

By:	/s/ Matthew Patterson	By:	/s/ Frederic Revah
Name:	Matthew Patterson	Name:	FREDERIC REVAH
Title:	Chief Executive Officer	Title:	CEO

Address:	101 Montgomery St., Suite 2650 San Francisco, CA 94104	Address:	1bis, rue de l’Internationale – 91000 EVRY Tél. 33 (0)1 69 47 25 71 – Fax 33 (0)1 60 77 86 98

Exhibit A

Capitalization

AUDENTES THERAPEUTICS, INC.—PRO FORMA CAPITALIZATION

Name	Common	Series Seed	Series A (Current).	Series A (Final Milestone)	Total	$ Total Post- Genethon
Investor Group	[*]	[*]	[*]	[*]	[*]	[	*]%
Management Team and Other Common Holders	[*]	—	—		[*]	[	*]%
Genethon	[*]	—	—		[*]	[	*]%
Subtotals	[*]	[*]	[*]	[*]	[*]
2012 Plan Options Outstanding	[*]	—	.—	—	[*]	[	*]%
2012 Plan Options Available	[*]	—	—		[*]	[	*]%
Totals	[*]	[*]	[*]	[*]	[*]	[	*]%

*Confidential Treatment Requested.

EXHIBIT D

Genethon Background Patent Rights

As of the Effective date of this Agreement the Genethon Background Patent Rights comprise:

1.	Background Patent 1: [*]

2.	Background Patent 2: [*]

3.	Background Patent 3: [*]

*Confidential Treatment Requested.

EXHIBIT E

HHS — Form of Sublicense Agreement

SUBLICENSE AGREEMENT

This SUBLICENSE AGREEMENT (this “Agreement”), effective as of [•], 201[•] (the “Sublicense Effective Date”), is made by and between Audentes Therapeutics, Inc., a Delaware corporation, having a place of business at 101 Montgomery Street, Suite 2650, San Francisco, CA 94104 (“Audentes”) and Genethon, a French non-profit organization organised under the French law of July 1, 1901, having a principal place of business at 1bis rue de l’Internationale, 91002 EVRY Cedex, France (“Genethon”).

Audentes and Genethon are each individually referred to herein as a “Party” and collectively as the “Parties”.

BACKGROUND

A. Genethon and the United States Department of Health and Human Services (“HHS” or “PHS”) entered into that certain Patent License Agreement dated effective June 22, 2012 (the “HHS Patent License Agreement”), a copy of which has been provided to Audentes subject to confidentiality obligations.

B. The Parties entered into that certain Collaborative Development Agreement dated January 24, 2014 (the “Collaborative Development Agreement”), whereby, among other things, Genethon granted to Audentes licenses under its Background Intellectual Property, including an option (set out in section 4.1(a)(iii) thereof) to obtain, subject to certain conditions including the approval by PHS of the sublicense agreement, a sublicense under the HHS Patent License Agreement to make, develop and commercialize a certain Product (as defined in the Collaborative Development Agreement).

C. Audentes has exercised its option to obtain said sublicense, and Genethon is willing to grant the sublicense on the terms and conditions hereof

D. PHS has approved this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Parties covenant and agree as follows:

1. DEFINITIONS

As used herein, the following terms will have the meanings set forth below:

“Affiliate” shall have the meaning attributed thereto in the HHS Patent License Agreement, for this purpose treating Audentes as if it were the “Licensee” referred to in such definition in the HHS Patent License Agreement.

“Licensed Patent Rights” shall have the meaning attributed thereto in the HHS Patent License Agreement.

“Licensed Processes” shall mean processes, which in the course of being practiced, would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction

“Licensed Products” shall mean any Product which in the course of manufacture, use sale; or importation, would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction. For the avoidance of doubt, a Product whose manufacture involves the practice of a Licensed Process shall be a Licensed Product.

“Licensed Territory” shall mean worldwide.

“Net Sales” shall mean the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of Audentes or its sublicensees, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns or allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted. For avoidance of doubt, transfers of Licensed Products by Audentes to an academic institution only in the context of a collaborative research or development agreement solely between Audentes and the academic institution will be excluded from the calculation of Net Sales. No deductions shall be made for commissions paid to individuals, whether they are with independent sales agencies or regularly employed by Audentes, or sublicensees and on its payroll, or for the cost of collections.

“Party” or “Parties” has the meaning set forth on the first page hereof.

“Product” has the meaning attributed thereto in section 1.15 of the Collaborative Development Agreement.

“Sublicense Effective Date” shall mean the date first above written as the effective date of this Agreement.

All other capitalized terms not otherwise defined in this Article I or herein shall have the meanings assigned to them in the Collaborative Development Agreement.

2. GRANT

2.1 Sublicense Grant. Genethon hereby grants to Audentes a non-exclusive sublicense under the this Patent License Agreement to the Licensed Patent Rights in the Licensed Territory, for the sole purpose of making, having made, using, importing, selling, offering for sale and otherwise discovering, researching, developing or commercializing Licensed Products following a technology transfer under Section 2.4(b) or 2.4(c) of the Collaborative Development Agreement.

2.2 Sublicense Conditions. Audentes acknowledges and agrees that Audentes’s rights in this Agreement are subject to the terms and conditions of the HHS Patent License Agreement.

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In particular, and without limitation, in accordance with paragraph 4.2 thereof, Genethon’s obligations to PHS set out in paragraphs 5.1, 7.1, 9.1, 9.2, 11, 12.4 and 13.6-13.7 of the HHS Patent License Agreement shall be binding upon Audentes as if Audentes were a party thereto (i.e., for the purposes hereof, Audentes shall be deemed to be the “Licensee” referred to in these paragraphs). Copies of such paragraphs are set out in Exhibit A hereto.

2.3 Further Sublicenses. Audentes shall have the right to further sublicense the rights granted to Audentes hereunder subject to all the relevant terms and conditions of the HHS Patent License Agreement applicable to sublicensing, including without limitation article 4 thereof.

2.4 No Implied Licenses. Only the license granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license or rights shall be created by implication, estoppel or otherwise. No license is granted to Audentes hereunder to manufacture, develop or commercialize any products other than Product.

3. DEVELOPMENT

3.1 Development Responsibility. As of the Sublicense Effective Date, Audentes shall assume responsibility for the development and reporting obligations set out in paragraphs 9.1 through 9.3 and article 10 of the HHS Patent License Agreement, as such apply to the development and commercialization of Licensed Product. Audentes shall provide to Genethon a copy of all documents provided to PHS pursuant to its obligations under paragraphs 9.1 through 9.3 of the HHS Patent License Agreement, and the same shall be Confidential Information to be protected as provided in article 9 of the Collaborative Development Agreement and as described in paragraph 9.9 of the HHS Patent License Agreement. Genethon’s rights of termination under Section 5.3 hereof shall be the sole remedy for any breach by Audentes of the obligations set out in article 10 of the HHS Patent License Agreement.

3.2 Audentes Compliance. Audentes represents and warrants that it shall comply with all applicable laws, rules and regulations regarding the research, development, commercialization, marketing, manufacture, import, export and sale of Licensed Products in the Licensed Territory. Audentes shall not take any action or make any omission that it knows will result in Genethon being in breach of its obligations under the HITS Patent License Agreement.

3.3 Affiliates, Subcontractors and Sublicensees. To the extent Audentes performs certain of its obligations or exercises certain of its rights under this Agreement through Affiliates, subcontractors and/or sublicensees, Audentes shall remain directly responsible to Genethon and if applicable HHS for the performance and compliance by all such Affiliates, subcontractors and/or sublicensees in accordance with the terms and conditions hereof, as is such obligations were performed or rights exercised by Audentes. In the event of any dispute arising from the act or omission of an Affiliate, subcontractor and/or sublicensee under this Agreement, Genethon may proceed directly against Audentes, without any obligation to first proceed against the Affiliate, subcontractor and/or sublicensee.

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4. FINANCIAL TERMS

In consideration for the sublicense rights granted under Section 2.1 hereof, Audentes shall make the following payments:

4.1 Sublicense Fee. Audentes shall pay to Genethon a sublicense fee of [*] within [*] of the Sublicense Effective Date.

4.2 Royalty Payments. Audentes shall pay directly to PHS all earned and benchmark royalty payments due to PHS pursuant to Appendix C—III and IV that relate to or result from Audentes’s exercise of its sublicense rights hereunder and/or its or its sublicensees’ manufacture, development and/or commercialization of Licensed Product. In addition, in the case of any further sublicense being granted by Audentes in accordance with Section 2.3 hereof, Audentes shall pay directly to NISI any sublicensing royalties due to PHS any sublicensing royalties due to PHS pursuant to Appendix C — V of the HHS Patent License Agreement and that relate to or result from such further sublicensing by Audentes.

4.3 Accounting; Payments.

4.3.1 Audentes shall in accordance with paragraph 8.1 of the HHS Patent License Agreement keep and maintain complete hooks and records containing an accurate accounting of all data in sufficient detail to enable verification of earned royalties and other payments due hereunder.

4.3.2 Audentes shall provide to PHS the royalty reports required pursuant to paragraph 9.4 of the HHS Patent License Agreement in respect of the manufacture, development and commercialization of Licensed Product and concurrently provide copies thereof to Genethon, and the same shall be Confidential Information to be protected as provided in Article 9 of the Collaborative Development Agreement and as described in paragraph 9.9 of the HHS Patent License Agreement. Audentes acknowledges that Genethon may provide such reports to, or, as necessary, receive them from, PHS.

4.3.3 Audentes acknowledges and agrees that the inspection rights provided in paragraph 8.1 of the HHS Patent License Agreement may be exercised by PITS or Genethon; provided, however, that in no event will Audentes be liable (whether to PHS or to Genethon, or in the aggregate to both) for the costs of. more than one inspection of records covering any period, even if more than one inspection shows an underreporting or an underpayment in excess of five percent for such period.

4.3.4 All payments due by Audentes hereunder shall, for the avoidance of doubt, be subject to paragraphs 9.6, 9.7 and 9.8 of the HHS Patent License Agreement, it being agreed, however, that no late fees imposed under such paragraph 9.8 or under this Section 4.3.4 shall (whether to PHS or to Genethon, or in the aggregate to both) exceed the rate of one percent per month.

4	*Confidential Treatment Requested.

5. TERM AND TERMINATION

5.1 Term. The term of this Agreement shall begin on the Sublicense Effective Date and continue until the earlier of (a) payment of the last royalty due hereunder after the expiration of the last to expire Licensed Patent Right or (b) early termination of this Agreement as provided in this Article 5.

5.2 Termination by Audentes for Convenience. Audentes may terminate the Agreement for convenience in any country of the Licensed Territory upon [*] prior written notice to Genethon.

5.3 Termination for Default. In the event that Audentes is in default in the performance of any material obligations under this Agreement or of the obligations applicable to it under the HHS Patent License Agreement, and if Audentes fails to remedy any such default within [*] after written notice thereof by Genethon, Genethon may at its option, terminate this Agreement by giving written notice of termination to Audentes; provided, however, that (i) where Audentes disputes in good faith that the claimed breach exists, such cure period will not start to run until such dispute either can no longer be maintained in good faith or has been resolved by agreement of the Parties or pursuant to Section 15.2 of the Collaborative Development Agreement as incorporated herein; and (ii) if a breach is not reasonably capable of being cured within the [*] cure period described above and Audentes is making continuing good faith efforts to cure such breach, the cure period applicable to such breach shall be extended to [*]. Notwithstanding the above, should a default by Audentes under this Agreement give rise to a termination of the IBIS Patent License Agreement by HHS under paragraph 13.2 thereof, this Agreement shall terminate immediately upon termination of the HHS Patent License Agreement, and in such case PHS may pursue outstanding royalties owed by Audentes through procedures provided by the Federal Debt Collection Act.

5.4 Bankruptcy. Either Party may terminate this Agreement at any time upon the other Party s filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [*] after the filing thereof.

5.5 Termination of the Collaborative Development Agreement. This Agreement shall automatically terminate upon any termination of the Collaborative Development Agreement contemplated in section 14.4(c) thereof.

5.6 Termination of the HHS Patent License Agreement. Subject to Section 5.5 hereof, in the event that the HHS Patent License Agreement is terminated for any reason in accordance with its terms and through no fault of Audentes, this Agreement shall either terminate or, at the option of Audentes, be converted to a license directly between Audentes and PUS in accordance with paragraph 4.3 of the HHS Patent License Agreement. Audentes acknowledges and agrees that the conversion of this Agreement shall be subject to PHS approval and contingent upon acceptance by Audentes of all provisions of the HHS Patent License Agreement.

5	*Confidential Treatment Requested.

5.7 Consequences of Termination. Upon termination of this Agreement for any reason, Audentes shall remain obligated to provide an accounting for and to pay royalties earned up to the effective date of the termination.

5.8 Survival. The terms of Articles 1 and 6 through 9 inclusive and of Sections 2.2, 3.3, 5.6, 5.7 and 5.8 shall survive the termination or expiration of this Agreement.

6. CONFIDENTIALITY

6.1 Confidentiality Obligation. As between the Parties, the confidentiality obligations set out in sections 9.1 to 9.3 (inclusive) of the Collaborative Development Agreement shall apply; provided, however, that Genethon shall be permitted to provide PHS with a complete fully executed copy of this Agreement and of any information provided by Audentes in connection with this Agreement without Audentes’s prior consent.

7. INTELLECTUAL PROPERTY RIGHTS

7.1 Notice. Each Party shall promptly notify the other of any knowledge it acquires of any potential infringement of the Licensed Patent Rights, as well as any facts which may affect the validity, scope or enforceability of the Licensed Patent Rights, of which such Party becomes aware. Notwithstanding any provision to the contrary herein contained, Audentes acknowledges that Genethon may communicate any information provided to it by Audentes in accordance with this Section 7.1 to PHS.

7.2 Filing, Prosecution and Maintenance. Audentes acknowledges and agrees that all preparation, filing, prosecution and maintenance of the Licensed Patent Rights shall be the responsibility of PBS.

7.3 Negation of Representations and Warranties. Genethon makes no representations or warranties regarding the validity, scope or merchantability or fitness for a particular purpose of the Licensed Patent Rights.

8. INDEMNIFICATION — INSURANCE

8.1 Indemnification. As between the Parties, the indemnification provisions set out in sections 13.1 through 13.3 inclusive of the Collaborative Development Agreement shall apply and are hereby incorporated herein by reference. In particular, each Party shall in accordance with such sections defend and indemnify the other in respect of any claims and all resulting Liabilities (as defined in the Collaborative Development Agreement ) brought by PHS against the other Party arising out of such Party’s breach of its obligations hereunder.

In addition, Audentes shall be directly liable to PHS and its employees, students, fellows, agents and consultants for the indemnification obligations set out in paragraph 12.5 of the BIBS Patent License Agreement as they related to Audentes’s or its sublicensees’ exercise of its rights under this Agreement and/or the manufacture, development or commercialization of Licensed Product by or for Audentes or its sublicensees.

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8.2 Insurance. Beginning on the Effective Date, Audentes shall, at its sole cost and expense, procure and maintain product and general liability insurance (contractual liability included) consistent with sound business practice.

9. MISCELLANEOUS

9.1 EXCEPT IN THE EVENT OF A PARTY’S BREACH OF ARTICLE 6 HEREOF, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY IS REQUIRED TO PROVIDE INDEMNIFICATION UNDER SECTION 8.1 HEREOF. For the avoidance of doubt, the above shall not limit any amounts due to HHS in connection with Licensed Product.

9.2 As between the Parties, the miscellaneous provisions set forth in sections 15.1 through 15.3 and 15.5 through 15.7 inclusive of the Collaborative Development Agreement shall apply and are hereby incorporated by reference herein.

9.3 Without prejudice to Section 9.2 above, all notices by Audentes to PHS hereunder shall be given in accordance with paragraph 14.6 of the HHS Patent License Agreement and sent to:

Office of Technology Transfer

National Institute of Health

6011 Executive Boulevard, Suite 325

Rockville, Maryland 20852-3804 U.S.A.

Attn: Chief,’ Monitoring & Enforcement Branch

E-mail: LicensesNotices_Report@mail.nih.gov

9.4 In exercising its rights under this Agreement, and in particular in connection with the manufacture, development, use and commercialization of Licensed Product, Audentes shall be subject to and abide by the obligations applicable to the Licensee set out in paragraphs 14.8 through 14.11 of the HHS Patent License Agreement.

9.5 The assignment by Audentes of this Agreement shall be subject to section 15.4 of the Collaborative Development Agreement and not paragraph 14.7 of the HHS Patent License Agreement.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Sublicense Effective Date.

GENETHON	AUDENTES THERAPEUTICS, INC.

By:	By:

Title:	Title:

EXHIBIT A

PROVISIONS OF THE HHS PATENT LICENSE AGREEMENT

•	Paragraph 5.1:

“Licensee agrees that product used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.”

•	Paragraph 7.1:

“PHS agrees to take responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights.”

•	Paragraph 9.1:

“Prior to signing this Agreement, Licensee has provided PHS with the Commercial Development Plan in Appendix E, under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of Practical Application. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance Benchmarks are determined as specified In Appendix D.”

•	Paragraph 9.2:

“Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within sixty (60) days alter December 31 of each calendar year. These progress reports shall include, but not he limited to: progress on research and development„ status of applications for regulatory approvals, manufacturing, marketing, importing, and sales during the preceding calendar year, as well as, plans for the present calendar year. PHS also encourages these reports to include information on any Licensee’s public service activities that relate to the licensed Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences. In any annual report, Licensee may propose amendments to the Commercial Development Plan, acceptance of which by PHS may not be denied unreasonably. Licensee agrees to provide any additional information reasonably required by PHS to evaluate Licensee’s performance under this Agreement. Licensee may amend the Benchmarks at any time upon written approval by PHS. PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if the request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of Practical Application.”

•	Article 11:

“INFRINGEMENT AND PATENT ENFORCEMENT

11.1	PHS and Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent Rights, as well as any facts which may affect the validity, .scope, or enforceability of the Licensed Patent Rights of which either Party may become aware.

11.2	In the event that a declaratory judgment action alleging invalidity of any of the Licensed Patent Rights shall he brought against PI IS, PHS agrees to notify Licensee that an action alleging invalidity has been brought. PHS does not represent that it shall commence legal action to defend a declaratory action alleging invalidity. Licensee shall take no action to compel the Government either to initiate or to join in any declaratory judgment action of Licensee, Licensee shall reimburse the Government for any costs, expenses, or fees, which the Government incurs as a result of the motion or other action. Upon Licensee’s payment of all costs incurred by the Government as a result of Licensee’s joinder motion or other action, these actions by Licensee shall not be considered a default in the performance of any material obligation under this Agreement.”

•	Paragraph 12.4:

“PUS does not represent that it shall commence legal actions against third parties infringing the Licensed Patent Rights. Should PHS not commence any legal actions against said third parties after notification sent by Licensee, Licensee will have the choice to commence legal action(s) against such third parties at its own costs.”

•	Paragraph 13.6:

“In making the determination referenced in Paragraph 13.5, PHS shall take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by Licensee under Paragraph 9.2. Prior to invoking termination or modification of this Agreement under Paragraph 13.5, PHS shall give written notice to Licensee providing Licensee specific notice of and ninety (90) day opportunity to respond to 111S. concerns as to the items referenced in 135(a) 135(g) If Licensee fails to alleviate PHS’ concerns as to the items referenced in 13.5(a)-13.5(g) or fails to initiate corrective actions to PHS” satisfaction, PHS may terminate this Agreement.”

•	Paragraph 13.7:

“PHS reserves the right according to 35 U.S.C. §209(d)(3) to terminate or modify this Agreement if it is determined that the action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by Licensee.

2